As filed with the Securities and Exchange Commission on July 24, 2020
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HEALTHCARE SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2018365
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3220 Tillman Drive, Suite 300, Bensalem, Pennsylvania	19020
(Address of Principal Executive Office)	(Zip Code)

Healthcare Services Group, Inc. 2020 Omnibus Incentive Plan
(Full Title of the Plan)

Theodore Wahl
Chief Executive Officer
Healthcare Services Group, Inc.
3220 Tillman Drive, Suite 300
Bensalem, Pennsylvania 19020
(Name and Address of Agent for Service)

(215) 639-4274
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Kenneth A. Schlesinger, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas,
New York, New York 10019
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee (3)
Common Stock, $0.01 par value per share: Reserved for future issuance under the 2020 Omnibus Incentive Plan	3,000,000 shares	$26.29	$78,870,000	$10,237.33

(1) As described in the Explanatory Note in this registration statement, the number of shares of common stock, par value $0.01 per share ("Common Stock") registered hereby consists of (a) 2,500,000 shares being registered for the first time pursuant to the Healthcare Services Group, Inc. ("the Company") 2020 Omnibus Incentive Plan (the "2020 Plan"), plus (b) 500,000 shares that were previously registered and granted under the the Second Amended and Restated Healthcare Services Group, Inc. 2012 Equity Incentive Plan (the "2012 Plan") on Form S-8s, filed with the Securities and Exchange Commission on (i) October 25, 2019 (Registration Statement No. 333-234338) and (ii) October 26, 2012 (Registration Statement No. 333-184612) (collectively, the "2012 Plan S-8s"). Such shares are subject to reissuance under the 2020 Plan in the event the awards are subsequently forfeited, terminated, lapsed, or satisfied thereunder in cash or property other than shares.

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the 2020 Plan. There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the 2020 Plan.

(3) With respect to the shares available for issuance under the 2020 Plan, pursuant to Rule 457(h) under the Securities Act, the offering price per share, solely for the purpose of determining the registration fee, is equal to the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq Global Select Market on July 23, 2020 of $26.29 per share.

EXPLANATORY NOTE
The shareholders of Healthcare Services Group, Inc. (the “Company”) approved the Company's 2020 Omnibus Incentive Plan (the “2020 Plan”) on May 26, 2020 (the “Effective Date”). As provided in the 2020 Plan, the number of shares of our common stock, par value $0.01 per share (“Common Stock”) that will be reserved for issuance pursuant to the 2020 Plan will not exceed the sum of 2,500,000 shares and 500,000 shares originally reserved under the Second Amended and Restated Healthcare Services Group, Inc. 2012 Equity Incentive Plan (the “Prior Plan” or “2012 Plan”) that, after the Effective Date, may become added to the 2020 Plan in the event the shares are forfeited, terminated, lapsed, or satisfied thereunder in cash or property other than shares. The Company's authority to grant new awards under the Prior Plan terminated upon shareholder approval of the 2020 Plan on the Effective Date.

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Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on February 21, 2020.

b.The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on April 24, 2020.

c.The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on July 24, 2020.

d.The Registrant's Current Reports on Form 8-K filed on February 12, 2020, April 22, 2020, May 26, 2020, as amended June 5, 2020 and July 22, 2020.

e.The Registrant's definitive proxy statement on Schedule 14A filed on April 24, 2020; and

f.All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019. Robert L. Frome, a counsel of Olshan Frome Wolosky LLP, is a director of the registrant and owns 9,907 shares and holds options to purchase 35,009 shares of Common Stock of the Company. The shares underlying the options held by Mr. Frome were previously registered.
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ITEM 8. EXHIBITS

		Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
3.1	Amended and Restated Articles of Incorporation of the Registrant as of May 30, 2000	10-K	0-12015	3.2	3/21/2001	—
3.2	Amendment to the Amended and Restated Articles of Incorporation of the Registrant as of May 22, 2007	8-K	0-12015	3.1	5/24/2007	—
3.3	Second Amended and Restated Bylaws of the Registrant as of February 17, 2015	10-K	0-12015	3.3	2/19/2015	—
4.1 (P)	Specimen Certificate of the Common Stock, $.01 par value, of the Registrant	S-18	2-87625-W	4.1	—	—
4.7	Description of the Company's Common Stock, par value $0.01 per share.	—	—	—	—	X
5.1	Opinion of Olshan Frome Wolosky LLP with respect to legality of the Common Stock.	—	—	—	—	X
10.1†	2020 Omnibus Incentive Plan	—	—	—	—	X
23.1	Consent of Grant Thornton LLP, an independent registered public accounting firm.	—	—	—	—	X
23.2	Consent of Olshan Frome Wolosky LLP, included in Exhibit No. 5.1.	—	—	—	—	X
241	Power of Attorney, included on the signature page to this Registration Statement.	—	—	—	—	X

†	Indicates a management plan or compensatory plan or arrangement.
(P)	Prior to digital copy

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bensalem, Commonwealth of Pennsylvania, on July 24, 2020.

HEALTHCARE SERVICES GROUP, INC.
(Registrant)

By:	/s/ Theodore Wahl
Theodore Wahl
President and Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Healthcare Services Group, Inc. hereby constitutes and appoints Theodore Wahl and John C. Shea and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Healthcare Services Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Signature	Title	Date

/s/ Theodore Wahl	Director and President & Chief Executive Officer	7/24/2020
Theodore Wahl	(Principal Executive Officer)

/s/ John C. Shea	Chief Financial Officer	7/24/2020
John C. Shea	(Principal Financial and Accounting Officer)

/s/ Jude Visconto	Chairman of the Board	7/24/2020
Jude Visconto

/s/ Michael E. McBryan	Director and Executive Vice President & Chief Revenue Officer	7/24/2020
Michael E. McBryan

/s/ John M. Briggs	Director	7/24/2020
John M. Briggs

/s/ Robert L. Frome	Director	7/24/2020
Robert L. Frome

/s/ Diane S. Casey	Director	7/24/2020
Diane S. Casey

/s/ Dino D. Ottaviano	Director	7/24/2020
Dino D. Ottaviano

/s/ John J. McFadden	Director	7/24/2020
John J. McFadden

/s/ Daniela Castagnino	Director	7/24/2020
Daniela Castagnino

/s/ Laura Grant	Director	7/24/2020
Laura Grant

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July 24, 2020
Healthcare Services Group, Inc.
3220 Tillman Drive, Suite 300
Bensalem, Pennsylvania 19020
Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Healthcare Services Group, Inc. a Pennsylvania corporation (the “Company”), in connection with the filing of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the terms and in the manner set forth in the Company’s 2020 Omnibus Incentive Plan (the “Plan”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Plan, the Articles of Incorporation and By-laws, each as amended, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plan, when issued pursuant to the terms and in the manner set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP